Exhibit 10.77

CORPORATEplan for Retirementsm

SELECT PLAN

BASIC PLAN

DOCUMENT

Your retirement plan. Our full time job.

A Division of Fidelity Investments Institutional Services Company, Inc.

The CORPORATEplan for Retirement Select Plan

BASIC PLAN DOCUMENT

IMPORTANT NOTE

This document is not an IRS approved Prototype Plan. An Adopting Employer may not rely solely on this Plan to ensure that the Plan is “unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” and exempt from parts 2 through 4 of Title I of the Employee Retirement Income Security Act of 1974 with respect to the Employer’s particular situation. Fidelity Management Trust Company, its affiliates and employees may not provide you with legal advice in connection with the execution of this document. This document should be reviewed by your attorney and/or accountant prior to execution.

CPR SELECT

BASIC PLAN DOCUMENT

ARTICLE 1
ADOPTION AGREEMENT	4

ARTICLE 2
DEFINITIONS	4

2.01 - Definitions	4

ARTICLE 3
PARTICIPATION

3.01 - Date of Participation	8
3.02 - Resumption of Participation Following Re employment	8
3.03 - Cessation or Resumption of Participation Following a Change in Status	8

ARTICLE 4
CONTRIBUTIONS	8

4.01 - Deferral Contributions	8
4.02 - Matching Contributions	8
4.03 - Time of Making Employer Contributions	8

ARTICLE 5
PARTICIPANTS’ ACCOUNTS	9

5.01 - Individual Accounts	9

ARTICLE 6	9
INVESTMENT OF CONTRIBUTIONS	10

6.01 - Manner of Investment	10
6.02 - Investment Decisions	10

ARTICLE 7
RIGHT TO BENEFITS	10

7.01 - Normal or Early Retirement	10
7.02 - Death	10
7.03 - Other Termination of Employment	11
7.04 - Separate Account	11
7.05 - Forfeitures	12
7.06 - Adjustment for Investment Experience	12
7.07 - Hardship Withdrawals	12

ARTICLE 8
DISTRIBUTION OF BENEFITS PAYABLE AFTER TERMINATION OF SERVICE	12

8.01 - Distribution of Benefits to Participants and Beneficiaries	2
8.02 - Determination of Method of Distribution	12
8.03 - Notice to Trustee	12
8.04 - Time of Distribution	13

ARTICLE 9
AMENDMENT AND TERMINATION

9.01 - Amendment by Employer	13
9.02 - Retroactive Amendments	13
9.03 - Termination	13
9.04 - Distribution Upon Termination of the Plan	13

ARTICLE 10
MISCELLANEOUS	14

10.01 - Communication to Participants	14
10.02 - limitation of Rights	14
10.03 - Nonalienability of Benefits	14
10.04 - Facility of Payment	14
10.05 - Information between Employer and Trustee	14
10.06 - Notices	14
10.07 - Governing Law	14

ARTICLE 11
PLAN ADMINISTRATION	15

11.01 - Powers and responsibilities of the Administrator	15
11.02 - Nondiscriminatory Exercise of Authority	16
11.03 - Claims and Review Procedures	16
11.04 - Cost of Administration	17

PREAMBLE

It is the intention of the Employer to establish herein an unfunded plan maintained solely for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

Article 1. Adoption Agreement.

Article 2. Definitions.

2.01. Definitions.

(a) Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(1) “Account” means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.

(2) “Administrator” means the Employer adopting this Plan, or other person designated by the Employer in Section 1.01(b).

(3) “Adoption Agreement” means Article 1 under which the Employer establishes and adopts or amends the Plan and designates the optional provisions selected by the Employer. The provisions of the Adoption Agreement shall be an integral part of the Plan.

(4) “Beneficiary” means the person or persons entitled under Section 7.02 to receive benefits under the Plan upon the death of a Participant.

(5) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(6) “Compensation” shall mean for purposes of Article 4 (Contributions) wages as defined in Section 3401(a) of the Code and all other payments of compensation to an employee by the employer (in the course of the employers trade or business) for which the employer is required to finish the employee a written statement under Section 6041(d) and 6051(a)(3) of the Code, excluding any items elected by the Employer in Section 1.04, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125, 402(a)(8), 402(h), or 403(b) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

Compensation shall generally be based on the amount that would have been actually paid to the Participant during the Plan Year but for an election under Section 4.01.

In the case of any Self-Employed Individual or an Owner-Employee Compensation shall mean the Individual’s Earned Income.

(7) “Earned Income” means the net earnings of a Self-Employed Individual derived from the trade or business with respect to which the Plan is established and for which the personal services of such individual are a material income-providing factor, excluding any items not included in gross income and the deductions allocated to such items, except that for taxable years beginning after December 31,1989 net earnings shall be determined with regard to the deduction allowed under Section 164(f) of the Code, to the extent applicable to the Employer. Net earnings shall be reduced by contributions of the Employer to any qualified plan, to the extent a deduction is allowed to the Employer for such contributions under Section 404 of the Code.

(8) “Employee” means any employee of the Employer, Self-Employed Individual or Owner-Employee.

(9) “Employer” means the employer named in Section 1.02(a) and any Related Employers designated in Section 1.02(b).

(10) “Employment Commencement Date” means the date on which the Employee first performs an Hour of Service.

(11) “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(12) “Fidelity Fund” means any Registered Investment Company which is made available to plans utilizing the CORPORATE plan for Retirement Select Plan.

(13) “Fund Share” means the share, unit, or other evidence of ownership in a Fidelity Fund.

(14) “Hour of Service” means, with respect to any Employee,

(A) Each hour for which the Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Employer or a Related Employer, each such hour to be credited to the Employee for the computation period in which the duties were performed;

(B) Each hour for which the Employee is directly or indirectly paid, or entitled to payment, by the Employer or Related Employer (including payments made or due from a trust fund or insurer to which the Employer contributes or pays premiums) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty, or leave of absence, each such hour to be credited to the Employee for the Eligibility Computation Period in which such period of time occurs, subject to the following rules:

(i) No more than 501 Hours of Service shall be credited under this paragraph (B) on account of any single continuous period during which the Employee performs no duties;

(ii) Hours of Service shall not be credited under this paragraph (B) for a payment which solely reimburses the Employee for medically-related expenses, or which is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance laws; and

(iii) If the period during which the Employee performs no duties falls within two or more computation periods and if the payment made on account of such period is not calculated on the basis of units of time, the Hours of Service credited with respect to such period shall be allocated between not more than the first two such computation periods on any reasonable basis consistently applied with respect to similarly situated Employees; and

(C) Each hour not counted under paragraph (A) or (B) for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to be paid by the Employer or a Related Employer, each such hour to be credited to the Employee for the computation period to which the award or agreement pertains rather than the computation period in which the award agreement or payment is made.

For purposes of determining Hours of Service, Employees of the Employer and of all Related Employers will be treated as employed by a single employer. For purposes of paragraphs (B) and (C) above, Hours of Service will be calculated in accordance with the provisions of Section 2530.200b-2(b) of the Department of Labor regulations which are incorporated herein by reference.

Solely for purposes of determining whether a break in service for participation purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the hours of service which would otherwise been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 hours of service per day of such absence. For purposes of this paragraph, an absence from work for maternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement The hours of service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a break in service in that period, or (2) in all other cases, in the following computation period.

(15) “Normal Retirement Age” means the normal retirement age specified in Section 1.06(a) of the Adoption Agreement.

(16) “Owner-Employee” means, if the Employer is a sole proprietorship, the individual who is the sole proprietor, or if the Employer is a partnership, a partner who owns more than 10 percent of either the capital interest or the profits interest of the partnership.

(17) “Participant” means any Employee who participates in the Plan in accordance with Article 3 hereof.

(18) “Plan” means the plan established by the Employer as set forth herein as a new plan or as an amendment to an existing plan, by executing the Adoption Agreement, together with any and all amendments hereto.

(19) “Plan Year” means the 12-consecutive month period designated by the Employer in Section 1.01(d).

(20) “Registered Investment Company” means any one or more corporations, partnerships or trusts registered under the Investment Company Act of 1940 for which Fidelity Management and Research Company serves as investment advisor.

(21) “Related Employer” means any employer other than the Employer named in Section 1.02(a), if the Employer and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c)), or such other employer is required to be aggregated with the Employer pursuant to regulations issued under Section 414(o).

(22) “Self-Employed Individual” means an individual who has Earned Income for the taxable year from the Employer or who would have had Earned Income but for the fact that the trade or business had no net profits for the taxable year.

(23) “Trust” means the trust created by the Employer.

(24) “Trust Agreement” means the agreement between the Employer and the Trustee, as set forth in a separate agreement, under which assets are held, administered, and managed subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to Plan Participants and their Beneficiaries as specified in the Plan.

(25) “Trust Fund” means the property held in the Trust by the Trustee.

(26) “Trustee” means the corporation or individuals appointed by the Employer to administer the Trust in accordance with the Trust Agreement.

(27) “Years of Service for Vesting” means, with respect to any Employee, the number of whole years of his periods of service with the Employer or a Related Employer (the elapsed time method to compute vesting service), subject to any exclusions elected by the Employer in Section 1.07(b). An Employee will receive credit for the aggregate of all time period(s) commencing with the Employee’s Employment Commencement Date and ending on the date a break in service begins, unless any such years are excluded by Section 1.07(b). An Employee will also receive credit for any period of severance of less than 12 consecutive months. Fractional periods of a year will be expressed in terms of days.

In the case of a Participant who has 5 consecutive 1-year breaks in service, all years of service after such breaks in service will be disregarded for the purpose of vesting the Employer-derived account balance that accrued before such breaks, but both pre-break and post-break service will count for the purposes of vesting the Employer-derived account balance that accrues after such breaks. Both accounts will share in the earnings and losses of the fund.

In the case of a Participant who does not have 5 consecutive 1-year breaks in service, both the pre-break and post-break service will count in vesting both the pre-break and post-break employer-derived account balance.

A break in service is a period of severance of at least 12 consecutive months. Period of severance is a continuous period of time during which the Employee is not employed by the Employer. Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the 12 month anniversary of the date on which the Employee was otherwise first absent from service.

In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a break in service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

If the Plan maintained by the Employer is the plan of a predecessor employer, an Employee’s Years of Service for Vesting shall include years of service with such predecessor employer. In any case in which the Plan maintained by the Employer is not the plan maintained by a predecessor employer, service for such predecessor shall be treated as service for the Employer to the extent provided in Section 1.08.

(b) Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise.

Article 3. Participation.

3.01. Date of Participation. An eligible Employee (as set forth in Section 1.03(a)) will become a Participant in the Plan on the first Entry Date after which he becomes an eligible Employee if he has filed an election pursuant to Section 4.01. If the eligible Employee does not file an election pursuant to Section 4.01 prior to his first Entry Date, then the eligible Employee will become a Participant in the Plan as of the first day of a Plan Year for which he has filed an election.

3.02. Resumption of Participation Following Re employment. If a Participant ceases to be an Employee and thereafter returns to the employ of the Employer he will again become a Participant as of an Entry Date following the date on which he completes an Hour of Service for the Employer following his re employment, if he is an eligible Employee as defined in Section 1.03(a), and has filed an election pursuant to Section 4.01.

3.03. Cessation or Resumption of Participation Following a Change in Status. If any Participant continues in the employ of the Employer or Related Employer but ceases to be an eligible Employee as defined in Section 1.03(a), the individual shall continue to be a Participant until the entire amount of his benefit is distributed; however, the individual shall not be entitled to make Deferral Contributions or receive an allocation of Matching contributions during the period that he is not an eligible Employee. Such Participant shall continue to receive credit for service completed during the period for purposes of determining his vested interest in his Accounts. In the event that the individual subsequently again becomes an eligible Employee, the individual shall resume full participation in accordance with Section 3.01.

Article 4. Contributions.

4.01. Deferral Contributions. Each Participant may elect to execute a salary reduction agreement with the Employer to reduce his Compensation by a specified percentage not exceeding the percentage set forth in Section 1.05(a) and equal to a whole number multiple of one (1) percent. Such agreement shall become effective on the first day of the period as set forth in the Participant’s election. The election will be effective to defer Compensation relating to all services performed in a Plan Year subsequent to the filing of such an election. An election once made will remain in effect until a new election is made. A new election will be effective as of the first day of the following Plan Year and will apply only to Compensation payable with respect to services rendered after such date. Amounts credited to a Participant’s account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election. The Employer shall credit an amount to the account maintained on behalf of the Participant corresponding to the amount of said reduction. Under no circumstances may a salary reduction agreement be adopted retroactively. A Participant may not revoke a salary reduction agreement for a Plan year during that year.

4.02. Matching Contributions. If so provided by the Employer in Section 1.05(b), the Employer shall make a Matching Contribution to be credited to the account maintained on behalf of each Participant who had Deferral Contributions made on his behalf during the year and who meets the requirement, if any, of Section 1.05(b)(3). The amount of the Matching Contribution shall be determined in accordance with Section 1.05(b).

4.03. Time of Making Employer Contributions. The Employer will from time to time make a transfer of assets to the Trustee for each Plan Year. The Employer shall provide the Trustee with information on the amount to be credited to the separate account of each Participant maintained under the Trust.

Article 5. Participants’ Accounts.

5.01. Individual Accounts. The Administrator will establish and maintain an Account for each Participant which will reflect Matching and Deferral Contributions credited to the Account on behalf of the Participant and earnings, expenses, gains and losses credited thereto, and deemed investments made with amounts in the Participant’s Account. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least once each Plan Year.

Article 6. Investment of Contributions.

6.01. Manner of Investment. All amounts credited to the Accounts of Participants shall be treated as though invested and reinvested only in eligible investments selected by the Employer in Section 1.1I(b).

6.02. Investment Decisions. Investments in which the Accounts of Participants shall be treated as invested and reinvested shall be directed by the Employer or by each Participant, or both, in accordance with the Employer’s election in Section 1.1I(a).

(a) All dividends, interest, gains and distributions of any nature earned in respect of Fund Shares in which the Account is treated as investing shall be credited to the Account as though reinvested in additional shares of that Fidelity Fund.

(b) Expenses attributable to the acquisition of investments shall be charged to the Account of the Participant for which such investment is made.

Article 7. Right to Benefits.

7.01. Normal or Early Retirement. If provided by the Employer in Section 1.07(d), each Participant who attains his Normal Retirement Age or Early Retirement Age will have a nonforfeitable interest in his Account in accordance with the vesting schedule elected in Section 1.07. If a Participant retires on or after attainment of Normal or Early Retirement Age, such retirement is referred to as a normal retirement. On or after his normal retirement, the balance of the Participant’s Account, plus any amounts thereafter credited to his Account, subject to the provisions of Section 7.06, will be distributed to him in accordance with Article 8.

If provided by the Employer in Section 1.06, a Participant who separates from service before satisfying the age requirements for early retirement, but has satisfied the service requirement will be entitled to the distribution of his Account, subject to the provisions of Section 7.06, in accordance with Article 8, upon satisfaction of such age requirement.

7.02. Death. If a Participant dies before the distribution of his Account has commenced, or before such distribution has been completed, his Account shall become vested in accordance with the vesting schedule elected in Section 1.07 and his designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his Account, plus any amounts thereafter credited to his Account, subject to the provisions of Section 7.06. Distribution to the Beneficiary or Beneficiaries will be made in accordance with Article 8.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to his surviving spouse or, if none, to his estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the opinion of the Administrator, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate.

7.03. Other Termination of Employment. If provided by the Employer in Section 1.06, if a Participant terminates his employment for any reason other than death or normal retirement, he will be entitled to a termination benefit equal to (i) the vested percentage(s) of the value of the Matching Contributions to his Account, as adjusted for income, expense, gain or loss, such percentage(s) determined in accordance with the vesting schedule(s) selected by the Employer in Section 1.07, and (ii) the value of the Deferral Contributions to his Account as adjusted for income, expense, gain or loss. The amount payable under this Section 7.03 will be subject to the provisions of Section 7.06 and will be distributed in accordance with Article 8.

7.04. Separate Account. If a distribution from a Participant’s Account has been made to him at a time when he has a nonforfeitable right to less than 100 percent of his Account, the vesting schedule in Section 1.07 will thereafter apply only to amounts in his Account attributable to Matching Contributions allocated after such distribution. The balance of his Account immediately after such distribution will be transferred to a separate account which will be maintained for the purpose of determining his interest therein according to the following provisions.

At any relevant time prior to a forfeiture of any portion thereof under Section 7.05, a Participant’s nonforfeitable interest in his Account held in a separate account described in the preceding paragraph will be equal to P(AB + (RxD))-(RxD), where P is the nonforfeitable percentage at the relevant time determined under Section 7.05; AB is the account balance of the separate account at the relevant time; D is the amount of the distribution; and R is the ratio of the account balance at the relevant time to the account balance after distribution. Following a forfeiture of any portion of such separate account under Section 7.05 below, any balance in the Participant’s separate account will remain fully vested and nonforfeitable.

7.05. Forfeitures. If a Participant terminates his employment, any portion of his Account (including any amounts credited after his termination of employment) not payable to him under Section 7.03 will be forfeited by him. For purposes of this paragraph, if the value of a Participant’s vested account balance is zero, the Participant shall be deemed to have received a distribution of his vested interest immediately following termination of employment. Such forfeitures will be applied to reduce the contributions of the Employer under the Plan (or administrative expenses of the Plan).

7.06. Adjustment for Investment Experience. If any distribution under this Article 7 is not made in a single payment, the amount remaining in the Account after the distribution will be subject to adjustment until distributed to reflect the income and gain or loss on the investments in which such amount is treated as invested and any expenses properly charged under the Plan and Trust to such amounts.

7.07. Hardship Withdrawals. Subject to the provisions of Article 8, a Participant shall not be permitted to withdraw his Account (and earnings thereon) prior to retirement or termination of employment, except if permitted under Section 1.09, a Participant may apply to the Administrator to withdraw some or all of his Account if such withdrawal is made on account of a hardship as determined by the Employer.

Article 8. Distribution of Benefits Payable after Termination of Service.

8.01.	Distribution of Benefits to Participants and Beneficiaries.

(a) Distributions under the Plan to a Participant or to the Beneficiary of the Participant shall be made in a lump sum in cash or, if elected by the Employer in Section 1.10 and specified in the Participant’s deferral election, under a systematic withdrawal plan (installment(s)) not exceeding 10 years upon retirement, death or other termination of employment.

(b) Distributions under a systematic withdrawal plan must be made in substantially equal annual, or more frequent, installments, in cash, over a period certain which does not extend 10 years. The period certain specified in a Participant’s first deferral election specifying distribution under a systematic withdrawal plan shall apply to all subsequent elections of distributions under a systematic withdrawal plan made by the Participant.

8.02. Determination of Method of Distribution. The Participant will determine the method of distribution of benefits to himself and the method of distribution to his Beneficiary. Such determination will be made at the time the Participant makes a deferral election. If the Participant does not determine the method of distribution to him or his Beneficiary, the method shall be a lump sum.

8.03. Notice to Trustee. The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrator’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

8.04. Time of Distribution. In no event will distribution to a Participant be made later than the date specified by the Participant in his salary reduction agreement.

Article 9. Amendment and Termination.

9.01. Amendment by Employer. The Employer reserves the authority to amend the Plan by filing with the Trustee an amended Adoption Agreement, executed by the Employer only, on which said Employer has indicated a change or changes in provisions previously elected by it. Such changes are to be effective on the effective date of such amended Adoption Agreement. Any such change notwithstanding, no Participant’s Account shall be reduced by such change below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Employer immediately prior to the date of the change. The Employer may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA. The Employer’s board of directors or other individual specified in the resolution adopting this Plan shall act on behalf of the Employer for purposes of this Section 9.01.

9.02. Retroactive Amendments. An amendment made by the Employer in accordance with Section 9.01 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Employer shall be subject to the provisions of Section 9.01.

9.03. Termination. The Employer has adopted the Plan with the intention and expectation that contributions will be continued indefinitely. However, said Employer has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee without any liability hereunder for any such discontinuance or termination.

9.04. Distribution upon Termination of the Plan. Upon termination of the Plan, no further Deferral Contributions or Matching Contributions shall be made under the Plan, but Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan.

Article 10. Miscellaneous.

10.01. Communication to Participants. The Plan will be communicated to all Participants by the Employer promptly after the Plan is adopted.

10.02. Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

10.03. Nonalienability of Benefits. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

10.04. Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments shall be complete acquittance therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.

10.05. Information between Employer and Trustee. The Employer agrees to furnish the Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.

10.06. Notices. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:

(a) If to the Employer or Administrator, to it at the address set forth in the Adoption Agreement, to the attention of the person specified to receive notice in the Adoption Agreement;

(b) If to the Trustee, to it at the address set forth in the Trust Agreement;

or, in each case at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addresser’s then effective notice address.

10.07. Governing Law. The Plan and the accompanying Adoption Agreement will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the Commonwealth of Massachusetts.

Article 11. Plan Administration.

11.01. Powers and responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) To administer the claims and review procedures specified in Section 11.03;

(e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f) To determine the person or persons to whom such benefits will be paid;

(g) To authorize the payment of benefits;

(h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j) By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan;

11.02. Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

11.03. Claims and Review Procedures.

(a) Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b) Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

11.04. Costs of Administration. Unless some or all costs and expenses are paid by the Employer, all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator and the Trustee in administering the Plan and Trust will be paid first from the forfeitures (if any) resulting under Section 7.05, then from the remaining Trust Fund. All such costs and expenses paid from the Trust Fund will, unless allocable to the Accounts of particular Participants, be charged against the Accounts of all Participants on a prorata basis or in such other reasonable manner as may be directed by the Employer.

First Amendment to The CORPORATEplan for Retirement Select Plan as adopted by Resolution Performance Products, LLC in the form of Resolution Performance Products Non-Qualified Deferred Compensation Plan

WHERERAS, Resolution Performance Products LLC (the “Employer” or Company” as the text requires) on or about August 10, 2001 adopted The CORPORATEplan for Retirement Select Plan as set out in the Basic Plan Document (the “Plan”) and the related Trust Agreement (the “Trust”) dated August 10, 2001 by executing an Adoption Agreement, effective November 1, 2001.

WHEREAS, Section 9.01 of the Plan provides for amendment by the Employer;

WHEREAS, the Employer, concurrent with the adoption of the Plan, wants to amend the Plan, effective for the 2001 calendar year and later years, in order to provide for Employer contributions into the Plan as provided under the provisions of Section 3(36) of the Employees Retirement Income Security Act of 1974, as amended, (“ERISA”) and due to the application of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) and in order to provide for Employer contributions into the Plan attributable to compensation above the limitations of Section 401(a)(17) of the Code, all of such Employer contributions to the Plan resulting from the application of the referenced sections of ERISA and the Code to the Resolution Performance Products Savings Plan (hereinafter all such contributions being referenced as contributions to an “Excess Benefits” segment); and

WHEREAS, the amendments, adopted on the date of the execution of the Adoption Agreement by the Employer, effective on November 1, 2001 and in regard to the 2001 calendar year and later years, are stated as follows:

1) Preamble: The Preamble is amended to provide for the Excess Benefits Plan part of the Basic Plan, as follows:

“It is the intention of the Employer to establish herein an unfunded plan maintain solely for the purpose of (i) providing benefits for certain employees in excess of the limitations on contributions and benefits imposed by Section 415 and Section 401(a)(17) (or successor sections) of the Internal

Revenue Code of 1986, as amended, and (ii) providing deferred compensation for the purposes of Title I of ERISA.”

2) Article 1, Section 1.03(a) is amended to provide for the participation of Employees under the Excess Benefits Plan, as follows:

“(a) Employees listed on Attachment A - Class I only will be eligible to participate in the Plan’s Deferral Contributions provisions of Section 4.01, and those Employees listed on Attachment A - Class II will be eligible to participate under the provisions of the Plan related to Excess Benefits and related contributions will be allowed to in regard to that segment of the Plan.”

3) Attachment A is amended to read as follows:

“Pursuant to Section 1.03(a), the following are the Employees who are eligible to participate in the Plan’s Deferral Contributions provisions of Section 4.01:”

4) To provide for varying deferral contribution percentages for different elements of compensation, Section 1.05(a) is amended, as follows:

“(a) Deferral Contributions. The Employer shall make a Deferral Contribution in accordance with Section 4.01 on behalf of each Participant who has executed a salary reduction agreement as provided in Section 4.01 for each element of compensation of the Employee in effect with the Employer for the Plan Year (or portion of the Plan Year) in question, not to exceed the percentage for each element of compensation for that Plan Year, as set forth below:

Base pay - 50%

Annual Bonus - 100%

Stock Options exercised in the Plan Year - 100%”

5) To provide for distribution of accounts in the event of change of control, Section 1.06(c) is amended, as follows:

“(c) Termination of employment with the Employer or in the event of a Change of Control as defined in Section 2.01(a)(28) of the Plan.”

6) Article 2 is amended, as follows:

A) To provide for Excess Benefits Contributions, the definition of Account is amended, as follows:

Section 2.01(a) (1) - “Account or Accounts” means those accounts established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant in regard to (i) deferred compensation under Section 4.01 of the Plan and (ii) other Employer contributions to the Plan in regard to the Excess Benefits Plan, and any income, expenses, gains or losses included thereon.”

B) To limit the definition of compensation to Deferred Contributions and not extend it to Excess Benefits Contributions, the first part of the first sentence of the definition of Compensation is amended, as follows:

Section 2.01(a)(6) - “Compensation” shall mean for the purposes of Section 4.I(Deferral Contributions).”

C. To provide a definition of “Change of Control”, new subsections are added to Article 2, as follows:

“Section 2.01(a)(28) - “Change of Control” shall be deemed for the purpose of Section 1.06(c) on any day of the occurrence of a Disposition which would have the effect of transferring to a Person or a Group that is not an Affiliate of the Company or RPP either (i) a number of shares of outstanding Common Stock constituting, in the aggregate, at least fifty percent of the then outstanding shares of Common Stock of the Company, or (ii) an aggregate principal amount of Notes outstanding constituting in the aggregate, at least fifty percent of the then outstanding aggregate principal amount of Notes of the Company. For the purpose of this subsection, the following definitions are applicable:

“Affiliate of the Company or RPP” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Company or RPP, as applicable. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management IV, L.P. or it Affiliates;

“Common Stock” means: (i) all shares of the common stock of the Company owned by each of the Holders on the date hereof: (ii) all shares of the common stock hereafter issued by the Company to or acquired by any Holder, whether in connection with a purchase, issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise; and (iii) all securities of the Company or any other Person which any Holder acquires in respect of his, her or its shares of Common Stock in connection with any exchange, merger, recapitalization, consolidation, reorganization or other transaction to which the Company is a party. All references herein to Common Stock owned by a Holder include the community interest or similar marital property interest, if any, of the spouse of such Holder in such Common Stock. The term “common stock” means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company (whether or not shares of such class have voting rights).”

“Disposition” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock or Notes (or any interest therein or rights thereto) or, with respect to Common Stock, of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock or Notes whether voluntary or involuntary, including, without limitation (i) as a part of any liquidation of a Non-RPP Holder’s assets or (ii) as a part of any reorganization of a Non-RPP Holder pursuant to the United States or other bankruptcy law or other similar debtor relief laws: provided that (x) without limiting any restrictions contained in the Plan and, as applicable, the Investor Rights Agreement between the Company and the Holders, pledge arrangements which may be entered into by a Non-RPP Holder pledging his, her or its Common Stock or Notes to banks or other bona fide sources of financing and any transactions contemplated thereby, shall not constitute a Disposition, and (y) the participation by a Non-RPP Holder in a proposed unwritten public offering of common stock or notes of the Company (including the entry into an underwriting agreement, a custody agreement and other agreements ordinarily executed by selling Holders in connection therewith), which public offering, if consummated, would constitute a Qualified Public Offering, and the consummation thereof, or the participation by a Non-RPP Holder in any other registration pursuant to any demand or piggyback registration rights that such Non-RPP Holder may have pursuant to any registration rights or similar agreement with the Company and the consummation thereof, shall not constitute a Disposition, it being understood that, if such proposed underwritten public offering is terminated or abandoned prior to consummation or is not consummated in a manner which constitutes a Qualified Public Offering, or such other registration is terminated or abandoned prior to consummation or is not consummated, the Common Stock of such participating Non-RPP Holder shall remain subject to this Plan and no Disposition thereof (whether pursuant to agreement entered into in connection with such proposed underwritten public offering or otherwise) shall be permitted hereunder without compliance with the terms of this Plan. The term Disposition shall include a Disposition of Common Stock and a Disposition of Notes.”

“Group” shall have the meaning ascribed thereto in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.”

“Holder” or “Holders” means the holder of securities of the Company who is a party hereto.”

“Non-RPP Holder” means Holders other than the Company and RPP. “Qualified Public Offering” means the consummation of an underwritten public offering of common stock of the Company pursuant to a registration statement filed under the Securities Exchange Act of 1934, as amended, (the “Securities Act”) and the rules and regulations thereunder, after the date of the Plan is adopted (other than any registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Company, a registration statement filed pursuant to Rule 145 under the Securities Act or any successor rule, a registration statement relating to employee benefits or interests therein, a registration statement relating to securities issued in connection with any acquisition and any registration statement covering preferred stock or securities issued in connection with any debt or preferred stock financing of the Company), the aggregate net proceeds of which (after deducting all costs, discounts, commissions and other expenses of the offering) to the Company, the selling Holders or the Company and the selling Holders are at least $100,000,000.”

“Notes” means each 10.9% junior subordinated notes due 2012, dated as of the date thereof, issued by the Company pursuant to the Indenture.” “Indenture” means the Indenture, dated as the date thereof, with the Bank of New York acting as trustee, and pursuant to which the Company is authorized to issue Initial Notes (as defined therein) in the principal amount of $141,400,000, as it is amended, supplemented or restated from time to time.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a government entity or any department, agency or political subdivision thereof;

“RPP” means the RPP Holdings LLC, a Delaware limited liability company.”

7) Article 3, Section 3.1 is amended, as follows:

A) To set forth the date of participation in regard to Deferral Contributions, the first sentence is amended as follows: “In regard to the Deferred Contributions election under Section 4.01 of the plan, an Eligible Employee (as listed on Attachment A Class I) will become a Participant in the Plan on the first day of the first Plan Year (“first Entry Date”) after which he becomes an Eligible Employee if he has filed an election pursuant to Section 4.01.”

B) The second sentence is amended by adding the following at the start of the sentence: “Except as otherwise provided below, ...”

C) To set forth the date of participation in regard to Excess Benefits Contributions, a new sentence is added at the end of the Section, reading as follows: “Notwithstanding anything in the Plan to the contrary, where a participant under the Resolution Performance Products Savings Plan (the “Savings Plan”) is restricted for a plan year from receiving his or her full annual entitlement of employer contributions under that plan due to the application of Section 415 or Section 417(a)(17) of the Code (or under successor sections of the Code), the participant shall be enrolled by the

Company in this Plan by providing a revised Attachment A listing such person under Class II, whereupon such person shall become a Participant in the Plan for the purpose of receiving Excess Benefits Contributions, effective with the first payroll period following his or her eligibility for an Excess Benefits contribution.

8) Article 4, Section 4.1 is amended to provide for separate salary reduction elections as part of the salary reduction agreement in regard to base pay, bonuses, commissions, and includable taxable value, if any, from qualified or non-qualified stock options, as follows:

A) The first sentence is amended to read as follows: “Subject to the limitation set forth below, each Participant may elect to execute a salary reduction agreement with the Employer to reduce his Compensation by a specified percentage in regard to each of these following elements of pay: base pay, bonuses, and includable taxable value, if any, from exercised qualified or non-qualified stock options, with separate elections in increments of one (1) percent or more being made in regard to each element and as part of the salary reduction agreement.”

B) A new second sentence is added as follows: “The specified percentage of the elements of compensation as elected in the Salary Reduction Agreement shall not exceed the percentage set forth in Section 1.05(a), as amended, in regard to each element of compensation and each percentage shall equal a whole number multiple of one (1) percent.”

9) To provide for Excess Benefits Contributions, Article 4 is amended by adding a new Section 4.01A after Section 4.01 and before Section 4.02, as follows:

“4.01A - Excess Benefits Contributions - Beginning with the calendar year 2001, the Employer shall make such contributions to a Participant’s account that are necessary to restore the loss of employer contributions for each plan year in regard to the participant’s account in the Resolution Performance Products Savings Plan (the “Savings Plan”), wherein employer contributions in regard to the participant are restricted from his or her full annual entitlement as provided in the Savings Plan due to the application of Section 415 and/or Section 417(a)(17) of the Code (or successor sections).”

10) Article 7, Section 7.02, the first sentence is amended to read as follows”

“If a Participant dies before distribution of his Account has commenced, or before such distribution has been completed, his Account shall become vested and his designated Beneficiary or Beneficiaries will be entitled to receive the balance or the remaining balance of his Account, plus any amounts thereafter credited to his Account, subject to the provisions of Section 7.06.”

11) Article 7, Section 7.03, the first sentence is amended to provide for Excess Benefit Contributions by adding (iii) at the end of the sentence, as follows:

“(iii) the value of Excess Benefits Contributions to his Account adjusted for income, expense, gain or loss.”

12) Article 7.07 is amended by adding a new sentence after the last sentence to further define hardship withdrawals, as follows:

“The Employer determination for this purpose shall be limited to the hardship withdrawal rules of the Resolution Performance Products Savings Plan, which are hereby incorporated by reference, except that a hardship withdrawal from this Plan by a Participant does not require a suspension of participation in this Plan.”

13) Article 7 is amended to add a new subsection 7.08 dealing with rights to benefits in the event of a Change of Control, as follows:

“7.08 Change of Control.

If there is a Change of Control, a Participant or his designated beneficiary shall become fully vested in his Account and shall be immediately entitled to receive the balance or remaining balance in his Account, plus any amount thereafter credited to his Account, subject to the provisions of Section 7.06.

Regardless of the distribution right created by a Change of Control, if the conditions set forth below are met, a Participant or designated beneficiary may elect to continuing participating in the Plan. Where distribution of the Account is not elected by a Participant or designated beneficiary within 30 days of a Change of Control (“the 30 day period”), the Participant or beneficiary irrevocably waives the right to a distribution resulting from the Change of Control event that triggered this distribution right. Where the Participant or beneficiary elects not to take a distribution as provided herein, the Participant will be suspended from further Salary Deferral participation in this Plan for a 6-month period, beginning with the first payroll period after the end of the 30 day period. Where a Participant elects to take a distribution of his Account, he may elect to continue to participate in the Plan in regard to future benefits.”

14. Article 8(a) is amended by adding a new sentence at the end of the section to provide for an election by a Participant to change the method of distribution from lump sum as specified in Section 1.10(a) to the systematic withdrawal plan of section 8.0I(b), as follows:

“Notwithstanding anything in the Plan to the contrary, each Participant may at any time prior to 12 months from a distribution date of the Participant’s account make an election to change the distribution method from lump sum to the systematic withdrawal plan of Section 8.01(b). Such election shall be revocable up to 12 months from the distribution date.”

IN WITNESS WHEREOF, the Employer has caused this Instrument to be executed by its duly authorized officer this 23rd day of August, 2001.

RESOLUTION PRODUCTS COMPANY, LLC

By	/s/ Dennis F. White
Name	Dennis F. White, Vice President Human Resources

ATTEST:

/s/ Illegible
Assistant Secretary

Second Amendment to The CORPORATEplan for Retirement Select Plan

as adopted by Resolution Performance Products, LLC in the form of

Resolution Performance Products Non-Qualified Deferred Compensation Plan

WHEREAS, Resolution Performance Products LLC (the “Employer” or “Company” as the text requires) adopted The CORPORATEplan for Retirement Select Plan as set out in the Basic Plan Document (the “Plan”) and the related Trust Agreement (the “Trust”) dated August 10, 2001 by executing an Adoption Agreement, effective November 1, 2001;

WHEREAS, Section 9.01 of the Plan provides for amendment by the Employer; and

WHEREAS, the amendments, adopted effective as of the dates specified below, are stated as follows:

1)	Article 1, Section 1.05(a) is amended, effective as of January 1, 2005, as follows:

“(a) Deferral Contributions. The Employer shall make a Deferral Contribution in accordance with Section 4.01 on behalf of each Participant who has executed a salary reduction agreement as provided in Section 4.01 for each element of Compensation of the Employee in effect with the Employer for the Plan Year (or, in the case of the first Plan Year in which the Employee is eligible to participate, portion of the Plan Year) in question, not to exceed the percentage for each element of Compensation for that Plan Year, as set forth below:

Base pay – 50%

Annual Bonus – 100%”

2)	Article 2 is amended, effective as of January 1, 2005, by adding the following text to the end of Section 2.01(a)(28):

“Notwithstanding the forgoing, in no event shall a distribution under this Plan of amounts deferred or vested on or after January 1, 2005 be made on account of a Change of Control hereunder unless such Change of Control qualifies as a change in control of a corporation within the meaning of Section 409A of the Code.”

3)	The last sentence of Article 3, Section 3.01 is hereby amended to read as follows:

“Notwithstanding anything in the Plan to the contrary, where a participant under the Resolution Performance Products Savings Plan (the “Savings Plan”) is restricted for a Plan Year from receiving his or her full annual entitlement of employer contributions under that plan due to the application of Section 415 or Section 401(a)(17) of the Code (or under successor sections of the Code), the participant shall be enrolled by the Company in this Plan by providing a revised Attachment A listing such person under Class II, whereupon such person shall become a Participant in the Plan for the purpose of receiving Excess Benefits Contributions, effective with the first day of the first plan year following his or her eligibility for an Excess Benefits Contribution.”

4)	Effective January 1, 2005, Article 4, Section 4.01 is amended to provide for separate salary reduction elections as part of the salary reduction agreement in regard to base pay and bonuses, as follows:

A) The first sentence is amended to read as follows: “Subject to the limitation set forth below, each Participant may elect to execute a salary reduction agreement with the Employer to reduce his Compensation by a specified percentage in regard to each of these following elements of pay: base pay, and bonuses, with separate elections in increments of one (1) percent or more being made in regard to each element and as part of the salary reduction agreement.”

B) A new second sentence is added as follows: “The specified percentage of the elements of Compensation as elected in the salary reduction agreement shall not exceed the percentage set forth in Section 1.05(a), as amended, in regard to each element of Compensation and each percentage shall equal a whole number multiple of one (1) percent.”

5)	Effective January 1, 2005, Article 4 is amended by adding a new Section 4.01A after Section 4.01 and before Section 4.02, as follows:

“4.01A—Excess Benefits Contributions—Beginning with the calendar year 2005, the Employer shall make such contributions to a Participant’s Account that are necessary to approximately restore the loss of Employer contributions for each Plan Year in regard to the Participant’s Account in the Resolution Performance Products Savings Plan (the “Savings Plan”), wherein Employer contributions in regard to the Participant are restricted from his or her full annual entitlement as provided in the Savings Plan due to the application of Section 415 and/or Section 401(a)(17) of the Code (or successor sections) as follows; provided, however, that the Participant has elected to make Deferral Contributions as provided in Section 4.01 herein.”

(a) Excess Matching Contributions—For each Plan Year, the Employer shall make matching contributions to a Participant’s Account based on the Participant’s Deferral Contributions, but only with respect to the portion of the Participant’s Compensation in excess of the includible compensation limit under Section 401(a)(17). The level of matching contributions shall be based upon the level of matching contributions that is applicable to the Participant under the Savings Plan based upon his years of service.

(b) Vesting, Eligibility and Timing—Only Participants who are employed on the last day of the Plan Year shall be eligible for Excess Benefit Contributions. Contributions will be made and credited to Participant’s accounts in the first calendar quarter following the applicable Plan Year. Excess Benefit Contributions shall be subject to the same vesting schedule as is applied to matching contributions in the Savings Plan.

6)	Article 7, Section 7.07 is amended by adding a new sentence after the last sentence to further define hardship withdrawals, as follows:

“Effective January 1, 2005, no hardship withdrawals of amounts vested or deferred on or after January 1, 2005 may be made unless the hardship qualifies as an unforeseen emergency under Section 409A of the Code.”

7)	Effective January 1, 2005, Article 7, Section 7.08 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in the Plan to the contrary, no amounts deferred or vested after December 31, 2004 shall be distributed on account of a Change of Control, and the preceding paragraphs of this Section 7.08 shall not be effective with respect to such amounts; provided, however, that if there is a Change of Control, a Participant or his designated beneficiary shall become fully vested in his Account.”

8)	Effective January 1, 2005, the last sentence of Article 8, Section 8.01(a) is hereby amended to read as follows:

“Notwithstanding anything in the Plan to the contrary, for amounts deferred and vested prior to December 31, 2004 (and earnings on such amounts), each Participant may at any time prior to 12 months from a distribution date of the Participant’s account make an election to change the distribution method form lump sum to the systematic withdrawal plan of Section 8.01(b). Such election shall be revocable up to 12 months from the distribution date.”

9)	For amounts deferred prior to December 31, 2004, if a Participant is the recipient of Excess Benefit Contributions for a Plan Year, but has not made any Deferral Contributions for such Plan Year, the Participant shall be deemed to have elected to have such contributions distributed in a lump sum upon termination of employment.

IN WITNESS WHEREOF, the Employer has caused this Instrument to be executed by its duly authorized officer this 27 day of May, 2005.

RESOLUTION PERFORMANCE PRODUCTS, LLC

By	/s/ DENNIS WHITE
Name	Dennis White
Title	V.P. Human Resources

ATTEST:

Assistant Secretary